Exhibit (r)(1)

CITY NATIONAL ROCHDALE SELECT STRATEGIES FUND

CODE OF ETHICS

Adopted Under Rule 17j-1

While affirming its confidence in the integrity and good faith of all of its officers and trustees, City National Rochdale Select Strategies Fund (the “Fund”) recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain of its officers, employees and trustees could place such individuals, if they engage in personal transactions in securities which are eligible for investment by the Fund, in a position where their personal interest may conflict with that of the Fund.

In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

I.	Statement of General Principles.

In recognition of the Fund and confidence placed in the Fund by its shareholders, and to give effect to the Fund’s belief that its operations should be directed to the benefit of its shareholders, the Fund hereby adopts the following general principles to guide the actions of its trustees, officers and employees.

(1)	The interests of the Fund’s shareholders are paramount, and all of the Fund’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

(2)	All personal transactions in securities by the Fund’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Fund and its shareholders.

(3)	All of the Fund’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Fund, or that otherwise bring into question the person’s independence or judgment.

II.	Definitions.

(1)

“Access Person” shall mean: (A) each trustee or officer of the Fund; (B) each employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any series of the Fund (each a “Fund”), or whose functions relate to the making of any recommendations with respect to such purchases or sales; (C) each officer, director or general partner of each adviser or sub-adviser to the Fund and any employee of any such adviser or sub-adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (D) each director, officer or general partner of any principal underwriter for the Fund, but only where such person in the ordinary course makes, participates in, or obtains information regarding the purchase or sale of securities by any Fund, or whose functions relate to the making of recommendations regarding the purchase or sale of securities to any Fund; and (E) any natural person in a control relationship with the Fund, the Fund’s adviser or any of the Fund’s sub-advisers who obtains information concerning recommendations made to any Fund with regard to the purchase or sale of a security.

(2)	“Beneficial ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

(3)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

(4)	“Independent Trustee” means a Trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(5)	“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

(6)	“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

(7)	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

(8)	“Review Officer” means the Chief Compliance Officer of the Fund or his or her designee, whose duties with respect to this Code of Ethics shall include those set forth in Sections IV, V, VI and VII herein.

(9)	“Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered, open-end mutual funds other than the Fund, and high quality short-term debt instruments, including repurchase agreements.

(10)	A “Security held or to be acquired” by a Fund means (A) any Security which, within the most recent fifteen days, (i) is or has been held by any Fund, or (ii) is being or has been considered by the Fund’s investment adviser or any sub-adviser for purchase by any Fund; (B) and any option to purchase or sell, and any Security convertible into or exchangeable for any Security described in item (A) of this paragraph.

(11)	A Security is “being purchased or sold” by a Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Fund until the time when such program has been fully completed or terminated.

(12)	“Special Purpose Investment Personnel” means each Access Person who, in connection with his or her regular functions (including, where appropriate, attendance at Board meetings and other meetings at which the official business of the Fund or any Fund thereof is discussed or carried on), obtains contemporaneous information regarding the purchase or sale of a security by any Fund. Special Purpose Investment Personnel shall occupy this status only with respect to those securities as to which he or she obtains such contemporaneous information.

III.	Prohibited Purchases and Sales of Securities.

(1)	No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund:

(A)	employ any device, scheme or artifice to defraud the Fund or any Fund;

(B)	make to the Fund or any Fund any untrue statement of a material fact or omit to state to the Fund or any Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	engage in any act, practice or course of business which would operate as a fraud or deceit upon the Fund or any Fund; or

(D)	engage in any manipulative practice with respect to the Fund or any Fund.

(2)	No Access Person who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales shall execute a transaction in a Security on a day during which any Fund has a pending “buy” or “sell” order in that same Security until that order is executed or withdrawn; provided, however, that any such Access Person who is subject to a code of ethics described in Section VII hereof shall not be subject to this Section III(2).

(3)	No Special Purpose Investment Personnel may purchase or sell, directly or indirectly, any Security as to which such person is a Special Purpose Investment Personnel in which he or she had (or by reason of such transaction acquires) any Beneficial Ownership at any time within seven calendar days before or after the time that the same (or a related) Security is being purchased or sold by any Fund.

(4)	No Special Purpose Investment Personnel may sell a Security as to which he or she is a Special Purpose Investment Personnel within 60 days of acquiring beneficial ownership of that Security. No Special Purpose Investment Personnel may profit in the purchase and sale, or sale and purchase, of shares of any Fund within sixty (60) calendar days. Trades made in violation of this prohibition shall be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate portfolio of the Fund.

IV.	Additional Restrictions and Requirements.

(1)	Pre-approval of IPOs and Private Placements - Each Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a Fund or obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities must obtain written approval from the Review Officer before acquiring beneficial ownership of any securities offered in connection with an IPO or a Private Placement.

(2)	Pre-approval of personal securities transactions - Each Access Person who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales must obtain written approval from the Review Officer before he or she purchases or sells, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership; provided, however, that any such Access Person who is subject to a code of ethics described in Section VII hereof shall not be required to obtain pre-approval under this Section IV(2).

(3)	No Access Person shall disclose to other persons the securities activities engaged in or contemplated for the various portfolios of the Fund or the securities held by the various portfolios of the Fund, except for the following disclosures:

(A)	to persons providing services to the Fund who have a need to know such information in order to fulfill their obligations to the Fund, such as portfolio managers, administrators, custodians, and the Fund’s Board of Trustees;

(B)	in connection with periodic reports that are available to shareholders and the public;

(C)	to mutual fund rating or statistical agencies or persons performing similar functions who have signed a confidentiality agreement with the Fund;

(D)	pursuant to a regulatory request or as otherwise required by law; or

(E)	to persons approved in writing by the Chief Compliance Officer of the Fund.

(4)	No Access Person shall accept or receive any gift of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

V.	Reporting Obligation.

(1)	Initial Holdings Reports. Each Access Person (other than the Fund’s Independent Trustees) shall report the following information to the Fund (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person) no later than ten days after such person becomes an Access Person:

(A)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(B)	The name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(C)	The date that the report is submitted by the Access Person.

(2)	Quarterly Transactions Reports. Each Access Person (other than the Fund’s Independent Trustees) shall report all transactions in Securities as well as any securities accounts established in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Reports shall be filed with the Review Officer quarterly. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal Securities transactions or securities accounts established to an officer designated to receive his or her reports (“Alternate Review Officer”), who shall act in all respects in the manner prescribed herein for the Review Officer.

(A)	Every report shall be made not later than 15 days[1] after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date the report was submitted.

(B)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with which the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report was submitted.

(C)	In the event no reportable transactions occurred or no securities accounts were opened during the quarter, the report should be so noted and returned signed and dated.

[1]	This Code requires the submission of transaction reports no later than 15 days after the end of each calendar quarter, although Rule 204A-1 under the Investment Advisers Act of 1940, as amended, requires that such transaction reports be submitted no later than 30 days after the end of each calendar quarter.

(D)	An Access Person who would otherwise be required to report his or her transactions under this Code shall not be required to file reports pursuant to this Section V where such person is required to file reports pursuant to a code of ethics described in Section VII hereof.

(E)	An Independent Trustee shall report transactions in Securities as well as any securities accounts established only if the Trustee knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known, that during the 15 day period immediately preceding or following the date of the transaction, such Security was purchased or sold, or was being considered for purchase or sale, by any Fund; provided, however, that this subparagraph shall not apply to transactions in shares of the Funds. (The “should have known” standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting the Fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Fund’s portfolio holdings, market considerations, or the Fund’s investment policies, objectives and restrictions.)

(F)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

(G)	The Fund shall identify any Access Persons subject to reporting obligations under this Section V of the Code and inform them of such obligations.

(3)	Annual Holdings Reports. Annually, each Access Person (other than the Fund’s Independent Trustees) must report to the Fund the following information (which information must be current as of a date no more than 45 days prior to the date the report is submitted):

(A)	The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

(B)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(C)	The date that the report is submitted.

(4)	Exceptions from Reporting Requirements.

(A)	A person need not make a report under this section V with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control.

(B)	With respect to any Access Person who is also an officer or employee of the Fund’s adviser, any of its sub-advisers or distributor, the reporting requirements of this Code may be satisfied by his or her compliance with the reporting requirement of the adviser’s, sub-adviser’s or distributor’s code of ethics, as applicable.

VI.	Review and Enforcement.

(1)	The Review Officer shall compare all reported personal securities transactions with completed portfolio transactions of the Funds and a list of Securities being considered for purchase or sale by the Fund’s adviser or sub-advisers to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

(2)	If the Review Officer determines that a violation of this Code may have occurred, he or she shall submit his or her written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the President of the Fund, who shall make an independent determination as to whether a violation has occurred.

(3)	If the President finds that a violation has occurred, the President shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Trustees of the Fund.

(4)	No person shall participate in a determination of whether he or she has committed a violation of the Code or of the imposition of any sanction against himself or herself. If a securities transaction of the President is under consideration, any Vice President shall act in all respects in the manner prescribed herein for the President.

VII. Investment	Adviser’s or Principal Underwriter’s Code of Ethics.

(1)	The investment adviser, any sub-adviser and principal underwriter of the Fund shall:

(A)	Submit to the Board of Trustees of the Fund a copy of its code of ethics adopted pursuant to Rule 17j-1, including any amendments thereto;

(B)	Promptly report to the Fund in writing any material amendments to such code of ethics;

(C)	Promptly furnish to the Fund upon request copies of any reports made pursuant to such code of ethics by any person who is an Access Person as to the Fund; and

(D)	Immediately furnish to the Fund, without request, all material information regarding any violation of such code of ethics by any person who is an Access Person as to the Fund.

(2)	The requirements of this section VII shall not apply to the Fund’s principal underwriter unless (A) the principal underwriter is an affiliated person of the Fund or the Fund’s investment adviser or sub-adviser, or (B) an officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or the Fund’s investment adviser or sub-adviser.

VIII.	Annual Written Report to the Board.

At least once a year, the Review Officer shall provide the Board of Trustees a written report that includes:

(1)	A description of any issues that arose during the previous year under the Code, including any material Code violations, and any resulting sanctions.

(2)	The Review Officer’s certification that the Fund has adopted measures reasonably necessary to prevent its personnel from violating the Code currently and in the future.

IX.	Records.

The Fund shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rule 31a-2 under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission.

(1)	A copy of this code of ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2)	A record of any violation of this code of ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)	A copy of each report made by an officer or Trustee pursuant to this code of ethics shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(4)	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this code of ethics shall be maintained in an easily accessible place;

(5)	A copy of each annual report to the Board of Trustees will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in an IPO or a Private Placement, shall be preserved for at least five years after the end of the fiscal year in which the approval is granted.

X.	Procedures for Reporting Potential Legal Violations.

A.	Fund’s Policy.

It is the policy of the Fund to ensure open and effective channels of communication concerning potential legal violations or matters of ethics or questionable business practices. In this regard, the Fund has established these formal procedures for:

(1)	The receipt, retention, and treatment of complaints the Fund receives regarding accounting, internal accounting controls, or auditing matters;

(2)	The submission of concerns regarding questionable accounting or auditing matters involving the Fund; and

(3)	The submission of concerns regarding any other financial reporting practices, potential violations of the securities laws, and matters of ethics or questionable business practices with respect to the Fund.

The Fund has designed these procedures to facilitate proper disclosures, encourage proper individual conduct, and alert the Fund’s Audit Committee to potential problems that could have serious consequences if not corrected. Indeed, recent events in the mutual fund industry have graphically illustrated the importance of personnel informing the Fund’s senior management and the Audit Committee about improper conduct that can adversely affect the Fund’s shareholders and the Fund’s reputation for integrity and sound business practices. For that reason, it is imperative that all such conduct be promptly reported using these procedures so effective remedial measures can be taken.

B.	Fund’s Reporting Procedures.

(1)	Any person, including an employee of the Fund (“Reporting Person”) who has concerns regarding a potential violation is encouraged to report that information to either: the Fund’s Chief Compliance Officer (“Chief Compliance Officer”) or the Chair of the Audit Committee. For example, a potential violation may include questionable accounting, internal accounting controls, or auditing matters involving the Fund. A potential violations also may include any violation of the Fund’s code of ethics or other Fund policy or procedure.

(2)	Upon receiving information about a potential violation, the Chief Compliance Officer or the Chair of the Audit Committee, as applicable, shall inform the other and the Chairman of the Board of Trustees (“Chairman”) of the report.

(3)	The Chief Compliance Officer shall conduct a preliminary investigation to determine whether the information reported can be substantiated and shall promptly inform the Chair of the Audit Committee and the Chairman of the results of that investigation. If the preliminary investigation indicates that the report may have merit, the Chief Compliance Officer shall conduct a thorough investigation and apprise the Chair of the Audit Committee and the Chairman of the progress and results of that inquiry.

(4)	If the report involves a potential violation by the Chief Compliance Officer, the Chair of the Audit Committee shall conduct the preliminary and final investigation.

(5)	Where appropriate, the Chief Compliance Officer or the Chair of the Audit Committee shall report details of the potential violation to the person under investigation, senior management, the Audit Committee, and/or regulatory and law enforcement authorities. In providing that information, the Chief Compliance Officer and Chair of the Audit Committee shall ensure that the integrity of the inquiry and possible action by regulatory and law enforcement authorities are not compromised.

(6)	At the conclusion of an investigation, the Chief Compliance Officer or the Chair of the Audit Committee shall inform the Reporting Person of the disposition of the reported potential violation. The Chair of the Audit Committee shall inform the Board of Trustees of all reported potential violations and the disposition of those reports.

(7)	A Reporting Person may report to regulatory and law enforcement authorities a potential violation of law that might also be covered by this reporting procedure.

C.	Freedom to Report (no retaliation).

This policy is intended to create an environment in which Reporting Persons can act without fear of reprisal or retaliation. For that reason, the Reporting Person’s identity will be kept confidential to the extent possible and consistent with the need to investigate and respond to a potential violation.

The Fund shall not discharge, demote, suspend, threaten, harass, or in any other manner retaliate against a Reporting Person in the terms and conditions of employment because a Reporting Person has lawfully provided information, caused information to be provided, or otherwise assisted in an investigation of conduct that the Reporting Person reasonably believes constitutes a potential violation.

In order to monitor whether the Reporting Person is being subjected to retaliation, the Chief Compliance Officer or the Chair of the Audit Committee shall contact the Reporting Person, as appropriate, to determine whether any changes in the Reporting Person’s work situation have occurred since engaging in such protected conduct. If the Chief Compliance Officer or the Chair of the Audit Committee determines that any retaliation has occurred, he or she shall report that finding to appropriate management, the Audit Committee, and the Board of Trustees.

Any Reporting Person who feels he or she has been the subject of retaliation prohibited by this procedure should immediately notify the Chief Compliance Officer or the Chair of the Audit Committee. The Fund will take appropriate disciplinary and remedial action if it is determined that a Reporting Person has been subjected to any prohibited retaliation.

Under California law, a Reporting Person who believes that he or she has been subject to retaliation for reporting a potential violation of law may report such conduct to the California Attorney General’s Office at (800) 952-5225.

Contact Information

Chief Compliance Officer:	Chair of the Audit Committee:
F. Michael Gozzillo Telephone - E-mail -	Daniel A. Hanwacker Telephone - E-mail -

XI.	Miscellaneous.

(1)	Confidentiality. All reports of securities transactions and any other information filed with the Fund pursuant to this Code shall be treated as confidential provided that such reports and related information may be produced to the Securities and Exchange Commission and other regulatory agencies.

(2)	Interpretation of Provisions. The Board of Trustees may from time to time adopt such interpretations of this Code as it deems appropriate.

(3)	Periodic Review and Reporting. The Chief Compliance Officer of the Fund shall report to the Board of Trustees at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

Adopted: February 22, 2017